Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Adolor Corporation	Sam Brown Inc. (media)
Lizanne Wentz	Mike Beyer (773) 463-4211
Corporate Communications
(484) 595-1500

GlaxoSmithKline

Michele Meeker

Product Communications

(919) 483-2839

ADOLOR AND GLAXOSMITHKLINE REPORT POSITIVE TOP-LINE

RESULTS IN PHASE 3 STUDY 314 OF ENTEREG® (ALVIMOPAN)

IN POSTOPERATIVE ILEUS

-Statistically significant study results across all time to event endpoints-

-Adolor investor conference call and webcast at 5:00 p.m. on February 7, 2006 ET-

Exton, PA, and London, England, February 7, 2006 – Adolor Corporation (Nasdaq: ADLR) and GlaxoSmithKline (GSK:NYSE) announced today initial top-line results of the Phase 3 Study 14CL314 of Entereg® (alvimopan) for the management of postoperative ileus (POI), by acceleration of the time to recovery of gastrointestinal (GI) function following bowel resection surgery. The Phase 3 study enrolled 654 patients scheduled to undergo large or small bowel resection surgery. The results showed that a 12 mg dose of Entereg® achieved a statistically significant difference compared to placebo for the primary endpoint, GI2*, and for each of the secondary time to event endpoints, including GI3* and time to discharge order written.

“We are exceptionally pleased by the robustness of the data in this study,” stated James Barrett, Ph.D., senior vice president, chief scientific officer and president, research of Adolor Corporation. “We believe these data address the FDA’s request for additional data outlined in the approvable letter received by Adolor in July of 2005. We intend to submit the final results from 314 as part of our complete response to the FDA by June of 2006.”

*GI2-	a composite measure of the time to recovery of both upper and lower GI function, as defined by time to tolerability of solid foods, and time to first bowel movement, whichever occurred last.
*GI3-	a composite measure of the time to recovery of both upper and lower GI function as defined by time to first bowel movement, time to ready for discharge, time to discharge order written and time to hospital departure.

For the primary endpoint of Study 314, time to recovery of GI function (GI2), a statistically significant difference was achieved as compared to placebo (Cox proportional hazard model) hazard ratio =1.53; P<0.001. The mean time to recovery of GI function was approximately 20 hours sooner than placebo for the alvimopan treatment group.

For the secondary endpoint, time to recovery of GI function (GI3), a statistically significant difference was achieved as compared to placebo (Cox proportional hazard model) hazard ratio =1.45; P<0.001. The mean time to recovery of GI function was approximately 16 hours sooner than placebo for the alvimopan treatment group.

For the secondary endpoint, time to discharge order written, a statistically significant difference was achieved as compared to placebo (Cox proportional hazard model) hazard ratio =1.40; P<0.001. The mean time to discharge order written was approximately 18 hours sooner than placebo for the alvimopan treatment group.

Entereg® was generally well tolerated in this study. The most frequently reported adverse events both in the alvimopan and placebo groups were nausea, vomiting and abdominal distention.

“I am very pleased to see that this study further demonstrates the benefits of alvimopan to patients, allowing earlier recovery and discharge from hospital for those undergoing bowel resection surgery,” commented Dr. Yvonne Greenstreet, Senior Vice President, Medicine Development Centre at GlaxoSmithKline.

“Treatment with alvimopan significantly reduced the time required to recover GI function following bowel resection surgery. Furthermore, the alvimopan treatment group exhibited a significant reduction in complications related to POI,” commented Conor Delaney, M.D., Ph.D., Professor and Chief, Division of Colorectal Surgery, Vice-Chairman, Department of Surgery of Case Western Reserve University, University Hospitals of Cleveland and an Investigator in the study. “These outcomes, when taken together with the results of previous studies, represent meaningful benefit to patients and are likely to be an important step forward in the management of patients undergoing bowel resection surgery.”

Conference Call Information

Adolor will be hosting a conference call and webcast on February 7, 2006 at 5:00 p.m. Eastern Time 2:00 p.m. Pacific Time to discuss these results. To participate in the audio portion and have the opportunity to pose questions, dial 1-866-770-7051 for domestic callers, and 1-617-213-8064 for international callers, and provide the Passcode 41292307. Slides accompanying the call, as well as a webcast of the audio portion of the call, will be available on the Investor Relations section of the Company’s website, www.adolor.com.

A replay of the conference call will be available beginning at 7:00 PM Eastern Time on February 7, 2006. To listen to a replay of the conference call, dial 1-888-286-8010 (domestic callers) or 1-617-801-6888 (international callers) with a Passcode of 97186744 or listen via the website. The replay will be available for one week.

About Study 14CL314

Study 314 was designed to enroll 660 bowel resection patients, randomized into two arms to receive either placebo or 12 mg of Entereg twice daily. The protocol for Study 314 provides that the initial dose of Entereg should be administered 30 to 90 minutes prior to surgery, as compared to Adolor’s previous Phase 3 studies where the first dose was required to be administered (at least) 120 minutes prior to surgery. The primary endpoint of Study 314 was time to recovery of GI function (GI2), a composite measure of the time to recovery of both upper and lower GI function, as defined by time to tolerability of solid foods, and time to first bowel movement, whichever occurred last. The secondary endpoints for the study were: time to recovery of GI function (GI3), time to first bowel movement, time to ready for discharge, time to discharge order written and time to hospital departure.

About Entereg® (Alvimopan)

Entereg® (alvimopan) is an investigational peripherally-acting mu-opioid receptor antagonist, designed to inhibit the negative effects of opioids, like morphine or codeine, on the gastrointestinal system without interfering with the analgesic effects on the central nervous system. Alvimopan is the first of this new class of compounds with a New Drug Application (NDA) that has been accepted for review by the U.S. Food and Drug Administration (FDA) for postoperative ileus (POI).

Alvimopan Collaboration

Adolor Corporation and GlaxoSmithKline are collaborating on the worldwide development and commercialization of Entereg® for POI and the gastro-intestinal side effects of opioids associated with extended use for persistent pain.

About Adolor

Adolor Corporation (NASDAQ: ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. Entereg® (alvimopan) is Adolor’s lead product candidate under development for the management of the gastrointestinal side effects associated with opioid use. Adolor and GlaxoSmithKline (GSK) are collaborating in the worldwide development and commercialization of Entereg® in multiple indications. Adolor is developing a sterile lidocaine patch which is in Phase 2 clinical development for post-surgical incisional pain. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor Corporation is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

About GSK

GlaxoSmithKline is one of the world’s leading research-based pharmaceutical and healthcare companies and is committed to improving the quality of human life by enabling people to do more, feel better and live longer. For more information, visit GlaxoSmithKline on the World Wide Web at www.gsk.com.

Adolor Forward-looking Statements

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that Adolor may not meet its target for submission of a complete response to FDA for the pending new drug application (NDA) for Entereg® in postoperative ileus (POI); the risk that Adolor may not obtain FDA approval for the NDA for Entereg® in POI, whether due to the risk that: Adolor is not be able to provide additional data satisfactory to the FDA to obtain approval for the NDA; Adolor is not able to justify that the median reduction in time to gastrointestinal (GI) recovery seen in bowel resection patients treated with Entereg® is clinically meaningful; the adequacy of the results of the Studies 14CL302, 14CL306, 14CL308, 14CL313 and 14CL314 to support FDA approval of Entereg®, the results from other clinical trials of Entereg®, including the GlaxoSmithKline Phase 3 Study 001, the adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, reliance on third party manufacturers, adverse safety findings or otherwise; the risk that the FDA may not agree with Adolor’s analyses of Studies 14CL302, 14CL306, 14CL308, 14CL313 and 14CL314 and may evaluate the results of these studies by different methods or conclude that the results from the studies are not statistically significant, clinically meaningful or do not support safety or that there were human errors in the conduct of the studies or otherwise; the risk that further studies of Entereg® in OBD are not positive; the risk that the results of Study 001 do not support a submission of a marketing approval application for alvimopan in Europe; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including GlaxoSmithKline in connection with the development and commercialization of Entereg®; market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and securities litigation.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

###